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As filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE NEW YORK TIMES COMPANY
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction
of incorporation or organization)

13-1102020
(I.R.S. Employer Identification No.)

229 West 43rd Street
New York, New York 10036
(Address of principal executive offices)

THE NEW YORK TIMES COMPANY
2004 Non-Employee Directors' Stock Incentive Plan
(Full title of the plan)

Kenneth A. Richieri
Vice President and Deputy General Counsel
THE NEW YORK TIMES COMPANY
229 West 43rd Street
New York, New York 10036
(212) 556-1234
(Name, address and telephone number, including
area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Class A Common Stock, par value $.10 per share	500,000 shares	$45.75	$22,875,000	$2,899

(1)
Any additional shares which may become issuable pursuant to the 2004 Non-Employee Directors' Stock Incentive Plan shall be covered by this Registration Statement pursuant to Rule 416(a).

(2)
Calculated pursuant to paragraphs (c) and (h) of Rule 457 (based upon the average of the reported high and low sales prices for shares of Class A Common Stock as reported on the New York Stock Exchange for April 21, 2004). The foregoing calculation is solely for the purpose of determining the registration fee.

(3)
Based on the proposed maximum offering price per share, calculated as described in footnote (2) above.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Non-Employee Directors' Plan Annual Information*

  *
  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Act") and the Explanatory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents previously filed by us with the Securities and Exchange Commission (the "SEC") are incorporated by reference into this Registration Statement:

          (a)   Our Annual Report on Form 10-K for the fiscal year ended December 28, 2003, filed with the SEC on February 20, 2004.

          (b)   The description of our Class A Common Stock contained in our registration statement on Form 10 filed under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on April 28, 1967, including any amendment or report filed for the purpose of updating such description.

        All reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Pursuant to the New York Business Corporation Law (the "NYBCL"), we have the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations in connection with services performed in good faith for the Company.

        Pursuant to Article Ninth of our amended and restated certificate of incorporation, no director of the Company shall be personally liable to the Company or its stockholders for damages for any breach of duty as a director; provided that Article Ninth shall neither eliminate nor limit liability: (a) if a judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts of violated Section 719 of the NYBCL; or (b) for any act or omission prior to the effectiveness of Article Ninth. Any repeal of or modification to the provisions of Article Ninth shall not adversely affect any right or protection of a director of the Company existing pursuant to Article Ninth immediately prior to such repeal or modification.

        Under our by-laws, any person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the Company, or served any other corporation or entity of any type or kind, domestic or foreign, in any capacity, at the request of the Company, shall be indemnified against judgments, fines, amounts paid in settlement, taxes or penalties and expenses, including attorneys' fees, to the full extent permitted by law, provided that no indemnification may be made in any case if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled to.

        Our by-laws provide that such right to indemnification is not intended to limit any right to indemnification to which any officer or director would be entitled by law in the absence of such by-law provision, nor shall it be deemed exclusive of any other rights such a person may have under law, any provision of our certificate of incorporation or by-laws, any agreement approved by our board of directors, or a resolution of stockholders or directors.

        We maintain directors' and officers' liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibits
4.1*	—	The New York Times Company 2004 Non-Employee Directors' Stock Incentive Plan.
4.2	—
Certificate of Incorporation as amended and restated to reflect amendments effective June 19, 1998 (filed as an Exhibit to the Company's Form 10-Q dated August 11, 1998, and incorporated by reference herein).
4.3	—	By-Laws as amended through December 20, 2001 (filed as an Exhibit to the Company's Form 10-K, dated February 22, 2002 and incorporated by reference herein).
5.1*	—	Opinion and Consent of Kenneth A. Richieri, Esq.
23.1*	—	Consent of Deloitte & Touche LLP.
24	—	Power of attorney (included on Page II-5 of this Registration Statement).

*
Filed herewith.

Item 9. Undertakings

        The registrant hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Act, as amended, may be permitted to officers and directors of the Company pursuant to the above-mentioned By-Laws and statute, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for such indemnification (except insofar as it provides for payment by the Company of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted against the Company by a director or officer and the Commission is still of the same opinion, the Company will, unless the matter has, in the opinion of its counsel, been adjudicated by precedent deemed by it to be controlling, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 23rd day of April, 2004.

THE NEW YORK TIMES COMPANY
By	/s/ Rhonda L. Brauer Rhonda L. Brauer, Corporate Secretary and Senior Counsel

POWER OF ATTORNEY

        Each person whose signature appears below hereby authorizes, appoints and constitutes Solomon B. Watson IV, Kenneth A. Richieri and Rhonda L. Brauer, and each acting alone, his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date as indicated.

Signature	Title	Date

/s/ ARTHUR SULZBERGER, JR. Arthur Sulzberger, Jr.	Chairman of the Board	April 23, 2004
/s/ RUSSELL T. LEWIS Russell T. Lewis	Chief Executive Officer, President and Director (principal executive officer)	April 23, 2004
/s/ MICHAEL GOLDEN Michael Golden	Vice Chairman and Director	April 23, 2004
/s/ LEONARD P. FORMAN Leonard P. Forman	Senior Vice President and Chief Financial Officer (principal financial officer)	April 23, 2004

/s/ STUART STOLLER Stuart Stoller	Vice President, Corporate Controller (principal accounting officer)	April 23, 2004
/s/ JOHN F. AKERS John F. Akers	Director	April 23, 2004
/s/ BRENDA C. BARNES Brenda C. Barnes	Director	April 23, 2004
/s/ RAUL E. CESAN Raul E. Cesan	Director	April 23, 2004
/s/ JACQUELINE H. DRYFOOS Jacqueline H. Dryfoos	Director	April 23, 2004
/s/ WILLIAM E. KENNARD William E. Kennard	Director	April 23, 2004
/s/ DAVID E. LIDDLE David E. Liddle	Director	April 23, 2004
/s/ ELLEN R. MARRAM Ellen R. Marram	Director	April 23, 2004
/s/ THOMAS MIDDELHOFF Thomas Middelhoff	Director	April 23, 2004
/s/ HENRY B. SCHACHT Henry B. Schacht	Director	April 23, 2004
/s/ DONALD M. STEWART Donald M. Stewart	Director	April 23, 2004
/s/ CATHY SULZBERGER Cathy Sulzberger	Director	April 23, 2004
/s/ DOREEN A. TOBEN Doreen A. Toben	Director	April 23, 2004

INDEX TO EXHIBITS

Exhibits
4.1*	—	The New York Times Company 2004 Non-Employee Directors' Stock Incentive Plan.
4.2	—
Certificate of Incorporation as amended and restated to reflect amendments effective June 19, 1998 (filed as an Exhibit to the Company's Form 10-Q dated August 11, 1998, and incorporated by reference herein).
4.3	—	By-Laws as amended through December 20, 2001 (filed as an Exhibit to the Company's Form 10-K, dated February 22, 2002 and incorporated by reference herein).
5.1*	—	Opinion and Consent of Kenneth A. Richieri, Esq.
23.1*	—	Consent of Deloitte & Touche LLP.
24	—	Power of attorney (included on Page II-5 of this Registration Statement).

*
Filed herewith.

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PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS